Exhibit 12
                      CLEAN DIESEL TECHNOLOGIES, INC.
 STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                         PREFERRED STOCK DIVIDENDS

(in thousands)

                                  Years Ended December 31,                                   March 31,
               ---------------------------------------------------------             -------------------------
                                                                         Period                                   Period
                                                                           from                                     from
                                                                         January 1,                              January 1,
                                                                           1992                                    1992
                                                                         through                                  through
                                                                         December                                March 31,
                    1993     1994        1995        1996        1997    31, 1997          1997          1998      1998
               -----------------------------------------------------------------------------------------------------------

Net loss(FN1)       $131     $1,107      $2,024      $3,489      $3,764     $10,853        $961        $741     $11,594
Interest            --           (1)        (99)        (60)        (44)       (204)        (14)        (11)       (218)
Interest
  portion of
  rental
  expenses          --         --          --            (5)         (5)        (10)         (1)         (1)        (11)
               -----------------------------------------------------------------------------------------------------------
Adjusted loss        131      1,106       1,925       3,424       3,715      10,639         946         729      11,365
COMPUTATION
  OF FIXED
  CHARGES
Interest            --            1          99          60          44         204          14          11         218
Interest
  portion of
  rental
  expenses          --         --          --             5           5          10           1           1          11
               -----------------------------------------------------------------------------------------------------------
Total fixed
  charges           --            1          99          65          49         214          15          12         229
               -----------------------------------------------------------------------------------------------------------
Deficiency in
  income to
  cover fixed
  charges           $131     $1,107      $2,024      $3,489      $3,764     $10,853        $961        $741     $11,594
               ===========================================================================================================

                  Pro Forma-Full         Pro Forma-Minimum
                   Subscription             Subscription
               ---------------------------------------------
               December     March      December     March
               31, 1997   31,  1998    31, 1997   31, 1998
               ---------------------------------------------

Net loss(FN1)    $3,764       $741     $3,764       $741
Interest
  expense           (44)       (11)       (44)       (11)
Interest
  portion of
  rental
  expenses           (5)        (1)        (5)        (1)
               ---------------------------------------------
Adjusted loss     3,715        729      3,715        729
COMPUTATION
  OF FIXED
  CHARGES
Interest
expense              44         11         44         11
Interest
  portion of
  rental
  expenses            5          1          5          1
Pro forma
  interest on
  bridge loans(FN2)  --         --        140         35
Series A
  Preferred
  stock
  dividends(FN3)(4) 154         39         --         --
Series B
  preferred
  stock
  dividends(FN3)(4) 408        102        220         55
               ---------------------------------------------
Total fixed
  charges           611        153        409        102
               ---------------------------------------------
Pro forma
  deficiency in
  income to
  cover
  combined
  fixed charges
  and preferred
  stock
  dividends      $4,326       $882     $4,124       $831
               =============================================

(1) Net loss does not include any income tax benefit or expense in any period.
(2) Assuming Minimum Subscription of the Rights Offering, assumes that the Bridge Loan notes do not convert into Series A Preferred Stock and that interest is payable thereon at the rate of 10% per annum, as if they were outstanding as of the beginning of each respective period.
(3) Assumes that dividends will be paid in kind and, accordingly, dividend rate is calculated at 11% per annum, as if the preferred stock was outstanding as of the beginning of each respective period.
(4) The Preferred stock dividend requirement has not been adjusted for income taxes due to operating losses and tax loss carryforwards.